International Fuel Technology Announces the Appointment of Charles Stride to Its Board of Directors
Wednesday November 2, 7:53 am ET

ST. LOUIS, MO--(MARKET WIRE)--Nov 2, 2005 -- International Fuel Technology Inc. (OTC BB:IFUE.OB ), a fuel science and research company, today announced that Charles Stride has joined the IFT Board of Directors. Mr. Stride is currently the President of IFT's distribution partner, Fuel Technologies Ltd (FTL). FTL is engaged in appointing Sub-distributors for IFT's fuel additives in 85 countries including most of Europe, Russia, Africa, Australia, New Zealand and Israel. Mr. Stride is also the Chief Executive of the FTL companies formed for the purpose of marketing IFT additives in South Africa and the rest of the Southern African Continent.

In 2003, Charles Stride was appointed by the World Bank to advise and assist the Swaziland Ministry of Finance and he was also appointed consultant to the Economic Development Agency of the Industrial Development Corporation of South Africa. He was a founding board member of the state owned Export Credit Insurance Corporation of South Africa, retiring during 2005.

Mr. Stride has served as financial advisor to numerous private corporations where he has been involved in restructuring and establishing companies. He has extensive experience in the international hedge fund and private equity fund industries (1994-2005) and is on the boards of several funds. From 1995-1997, he served as Special Advisor to the Minister of Finance, during his tenure he headed the team that led to the creation of the South African Revenue Service and chaired the Stride Committee on Transnet's Pension Fund.

From 1991-1994, he was Deputy Chairman of Allied Electronics Corporation Limited and its parent, Ventron Corporation Limited (the largest electronics group in South Africa), with responsibility for all financial matters and served as chairman of their management committees and was a board member of their listed subsidiary companies in the US and the UK. He was also an alternate director of the Anglo American Industrial Corporation.

From 1966-1991 he was in practice as an accountant and auditor and was senior partner of Fisher Hoffman Stride. During this period he was a founding member of the South African Audit Standards Committee, a member of the Spicer & Oppenheim International board and an external advisor to the South African Reserve Bank on Exchange Controls. He gained extensive experience in international tax, established overseas structures, restructured major corporations and executed strategies for acquisition and merger by public companies both in South Africa and abroad. He retired as senior partner to become deputy chairman of one the firm's largest clients.

From 1981-1997, he was deputy chairman of Societe Generale South Africa Limited, a director of Bankfin, Central Merchant Bank, companies in the Frame Group, GTI Corporation listed in the US and Telemetrix plc listed in the UK.

He qualified as a Chartered Accountant in 1963 having studied at the University of Witwatersrand.

Jonathan Burst, IFT's CEO, said, "We are excited to have someone with Charles experience take a more active role in helping shape the future of our company. His commitment to IFT is a clear indication of his confidence in the commercial opportunities for our technology."

Charles Stride said, "FTL has already established a number of sub-distribution partners and commercial opportunities in our territories. Based on IFT's test and trial results to date, along with the feedback we have received from our own independent testing, we are confident we will be successful in commercializing IFT's fuel additive technology."

Some statements contained in this release may be forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995 including, but not limited to, statements as to commercialization of the company's products and business development activities. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to generate revenues and other factors as described in the Company's literature and filings with the Securities and Exchange Commission.

Contact:

Investor Contact:

Stuart Beath

Director of Corporate Development

International Fuel Technology, Inc.

314-727-3333 x417

http://www.internationalfuel.com